Exhibit 99.1
NEWS

From:
STEWART INFORMATION SERVICES CORP.
P.O. Box 2029, Houston, Texas 77252-2029
http://www.stewart.com
Contact: Ted C. Jones, Director-Investor Relations
(713) 625-8014 ted@stewart.com
FOR IMMEDIATE RELEASE
Stewart Title Announces Winning Verdict
HOUSTON (May 2, 2011) — Stewart Information Services Corporation (NYSE: STC) today announced a winning verdict in a case involving Stewart Title Guaranty Co. and Citigroup Global Markets Realty Corp. that was decided on April 29, 2011 by a Texas state court jury.
We are pleased with the verdict, and would like to express our sincere gratitude to the jurors for their hard work and dedication to public service in this trial during the past 10 weeks.
Stewart is proud of its long tradition of conservative business practices and its ongoing ability to deliver a high level of customer satisfaction and service through innovation in the real estate transaction process.
About Stewart
Stewart Title Guaranty Co. is a wholly owned subsidiary of Stewart Information Services Corp. (NYSE-STC), a customer-driven, technology-enabled, strategically competitive, real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at http://www.stewart.com. Subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter @stewarttitleco.
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